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                                                                  EXHIBIT (g)(1)

                                   SCHEDULE A
                                     TO THE
                               CUSTODIAN AGREEMENT
                                     BETWEEN
                               HUNTINGTON VA FUNDS
                                       AND
                            HUNTINGTON NATIONAL BANK

                          As amended December 20, 1999


         For its services under the Custodian Agreement, the Custodian will receive an annual fee as follows:

For Custody Services:
---------------------

0.026 of 1% of the average daily net asset of each of the Funds.

All fees are to be accrued daily and paid monthly.



HUNTINGTON VA FUNDS


By: /s/ Mark Nagle
   --------------------------
    Mark Nagle
    President


HUNTINGTON NATIONAL BANK


By: /s/ Richard W. Stenberg
   --------------------------
    Richard W. Stenberg
    Senior Vice President